Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8, pertaining to the Genius Sports Limited (the “Company”) 2022 Omnibus Incentive Plan, as amended, of our report dated March 14, 2025, relating to the consolidated financial statements of the Company and the effectiveness of internal control over financial reporting of the Company, which appears in the Company’s Annual Report on Form 20-F for the year ended December 31, 2024, filed with the Securities and Exchange Commission.

/s/ WithumSmith+Brown, PC

New York, New York

March 14, 2025